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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported): January 27, 2005

                                  CALTON, INC.
             (Exact name of registrant as specified in its charter)


           NEW JERSEY                    1-8846                 22-2433361
 (State or other jurisdiction of      (Commission             (IRS Employer
         incorporation)               File Number)        Identification Number)


                           2050 40TH AVENUE, SUITE ONE
                            VERO BEACH, FLORIDA 32960
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (772) 794-1414

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

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SECTION 5    CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On January 27, 2005, the Board of Directors appointed Anthony J. Caldarone, Chairman and Chief Executive Officer of the Company, as President of the Company. Mr. Caldarone replaces John G. Yates who had served as President of the Company since September 2002. Mr. Caldarone served as Chairman, President and Chief Executive Officer from the inception of the Company in 1981 through June 1993 and in that same capacity from November 1995 until Mr. Yates' appointment as President in September 2002. Mr. Yates will continue as President of the Company's wholly owned subsidiary, PrivilegeONE Networks, LLC, a position he has held since May 2001.

Mr. Caldarone's employment will continue under the employment agreement (the "Employment Agreement") he entered into with the Company in November 1995 which expires in November 2005. Pursuant to the Employment Agreement, Mr. Caldarone is entitled to a minimum annual salary of $250,000 ("Base Compensation") which may be increased by the Board or a committee thereof. In January 2002, Mr. Caldarone agreed to a reduction of his salary to $100,000. Mr. Caldarone is entitled to participate in any bonus compensation or benefit plan or arrangement provided by the Company to its employees or senior level executives, including the Company's Incentive Compensation Plan. Under the Employment Agreement, Mr. Caldarone may be awarded up to thirty percent (30%) of the Incentive Compensation Plan's designated incentive compensation for any fiscal year and, subject to such limitation, is entitled to not less than one-half of the average percentage that all awards to other eligible participants are of the respective eligible participants' base salary for the relevant fiscal year.

If the Employment Agreement is terminated by reason of Mr. Caldarone's death, the Company is obliged to reimburse Mr. Caldarone's designated beneficiaries the cost of COBRA benefits, other than long-term disability coverage, for a period of 18 months following the date of death. If the Employment Agreement is terminated by reason of Mr. Caldarone's disability, Mr. Caldarone will be entitled to receive a lump sum cash payment equal to $275,000 (the "Severance Compensation") from the Company as well as the cost of COBRA benefits, other than long-term disability, for him and his family for a period of 18 months following the date of termination, and continue to participate in any group life insurance or supplemental life insurance program of the Company then in effect for a period of 18 months following the date of termination (collectively, the "Severance Benefits"). The Company may terminate the Employment Agreement for just cause in the event Mr. Caldarone is convicted of a felony in connection with his duties as an officer of the Company, if the commission of such felony resulted in a personal financial benefit to Mr. Caldarone. Upon termination for just cause by the Company, Mr. Caldarone is not entitled to receive any Severance Compensation or Severance Benefits. If the Company terminates the Employment Agreement without just cause, Mr. Caldarone is entitled to the Severance Compensation and Severance Benefits. If the Company terminates the Employment Agreement by issuing a notice of non-extension, Mr. Caldarone is entitled to receive Severance Compensation as well as the Severance Benefits. Mr. Caldarone may terminate the Employment Agreement for just cause and receive Severance Compensation and Severance Benefits, if (i) the Board fails to re-elect him as each of Chairman, President and Chief Executive Officer of the Company, (ii) the Board significantly reduces the nature and scope of his authorities, powers, duties and functions, (iii) the Company breaches any material covenant of the Employment Agreement or (iv) the Company consents to

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Mr. Caldarone's retirement. If Mr. Caldarone terminates the Employment Agreement without just cause or by issuing a notice of non-extension, he is not entitled to the Severance Compensation or Severance Benefits. After the date of termination of Mr. Caldarone's employment for any of the reasons specified herein and in the Employment Agreement, Mr. Caldarone will not receive any further salary payments under the Employment Agreement.

In February 2003, Mr. Caldarone and the Company agreed that effective March 1, 2003, the amount of Severance Compensation payable to Mr. Caldarone under his Employment Agreement would be reduced by the amount of salary thereafter paid to Mr. Caldarone as Chairman and Chief Executive Officer of the Company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           CALTON, INC.
                                           (Registrant)


                                       By: /s/ Laura A. Camisa
                                           Laura A. Camisa
                                           Chief Financial Officer and Treasurer
Dated:  February 2, 2005